RXi Pharmaceuticals and OPKO Health Announce Strategic Pooling of RNAi Assets

Westborough, MA and Miami, FL – March 7, 2013 – RXi Pharmaceuticals Corporation (OTC: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, and OPKO Health, Inc. (NYSE: OPK) today announced a strategic pooling of their respective assets in the field of RNA interference (RNAi). Therapeutics based on RNAi technologies hold great promise to treat a wide range of diseases based on their potential to sustainably down-regulate the expression of a specific gene that may be over-expressed in a disease condition.

According to the terms of an asset purchase agreement jointly executed by the parties, RXi will acquire substantially all of OPKO’s RNAi-related assets, including an extensive intellectual property portfolio. The patent portfolio includes 12 patent families with claims relating to important biological targets, including vascular endothelial growth factor (VEGF), hypoxia-inducible factor 1-alpha (HIF-1-alpha), intracellular adhesion molecule 1 (ICAM-1), angiopoietin 2 (Ang2), and complement component 3 (C3). These molecules are believed to play an important role in diseases of the eye, cancer, immune disorders, and inflammatory diseases. The acquisition is expected to close on March 12, 2013, subject to satisfaction of closing conditions.

As consideration for these assets, RXi will issue to OPKO 50 million shares of its common stock and will make milestone payments to OPKO up to an aggregate of $50 million per product tied to the successful development and commercialization of products utilizing the acquired OPKO intellectual property. In addition, upon commercialization of these products, if approved, RXi would make royalty payments to OPKO.

“Together with its licensors and collaborators, OPKO was one of the early pioneers in the field of RNAi,” stated Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. “We are honored to have the privilege to extend OPKO’s ground-breaking work, while at the same time deepening our product pipeline and broadening our technology platform and intellectual property position. Combining OPKO’s RNAi assets and related intellectual property with our self-delivering (sd-rxRNA®) technology platform will further extend our competitive edge in this important field of pharmaceutical development.”

“We are delighted to be joining forces with RXi,” stated Phillip Frost, M.D., OPKO’s Chairman and Chief Executive Officer. “RXi has contributed a major advance to the RNAi field with its self-delivering RNAi technology. This technology overcomes a major delivery obstacle of prior RNAi technologies by significantly enhancing the uptake of the gene-targeting drug into cells. We also are impressed with RXi’s development capabilities, as evidenced by its rapid advancement of RXI-109, an exciting product candidate for the potential treatment of dermal scarring.”

About OPKO Health, Inc.

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (OTC: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate the expression of a specific gene that may be over-expressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the RXi Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, which targets CTGF, entered into human clinical development in June 2012. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future expectations, planned and future development of RXi Pharmaceuticals Corporation’s products and technologies. Forward-looking statements about expectations and development plans of RXi’s products involve significant risks, and uncertainties: risks that RXi may not be able to successfully develop its candidates, or that development of RNAi-based therapeutics may be delayed or not proceed as planned, or that RXi may not successfully develop any RNAi-based products; risks that the development process for RXi’s product candidates may be delayed, risks related to development and commercialization of products by RXi’s competitors, risks related to RXi’s ability to control timing and terms of collaborations with third parties, and the possibility that other companies or organizations may assert patent rights preventing RXi from developing its products. Actual results may differ from those contemplated by these forward-looking statements. RXi does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contacts
RXi Pharmaceuticals Corporation
Tamara McGrillen, 508-929-3646
tmcgrillen@rxipharma.com

OPKO Health, Inc.
Steven D. Rubin, 305-575-4100
or
Juan F. Rodriguez, 305-575-4100